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                                                                   EXHIBIT 10.10



                             TERMS OF ENGAGEMENT BETWEEN
                                THE WELLESLEY HOSPITAL
                              MEDICAL EMERGENCY SERVICES
                                         AND
                                    MED-EMERG INC

(1) All conditions applying to this agreement between all three parties are listed in this document. Any further changes to this agreement during the term of this contract must be signed by both parties in order to alter this arrangement.

         Section A:     Conditions applying to Med-Emerg Inc (MEI)
         Section B:     Conditions applying to Medical Emergency Services (MES)
         Section C:     Conditions applying to Wellesley Hospital (WH)

(2) The terms of this agreement between MEI, WH and MES will be from March 21st to June 30th, 1994. If this agreement has not been renewed or terminated by June 30th, all conditions defined within this agreement will continue as stated until the agreement has been altered or terminated.

(3) Both parties have the right to terminate this agreement upon 30 days written notice to the other parties. All terms and conditions will continue to apply during and after the contract as stated in this agreement.


All three parties have reviewed and accepted the terms of engagements outlined in this agreement and the attached schedules. The undersigned are legally authorized to bind their respective organizations to this agreement.



    Dr. Ramesh Zacharias                         Date
    President, Med-Emerg Inc



    Dr. Jelenich                                 Date
    Vice President: Medical Affairs
    The Wellesley Hospital



    Dr. Allan Campbell                           Date
    Director of Emergency Services
    Medical Emergency Services

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                                      SECTION A
                         CONDITIONS APPLYING TO MED-EMERG INC

(1) MEI will provide variable ER physician coverage based on a predetermined schedule provided by MES to MEI by the 15th day of the month immediately prior to the month in which the work is to be performed.

(2) On the pre-scheduled shifts, MEI will notify MES if MEI is unable to provide physician coverage. If this written notification is provided less than 7 full days before coverage is scheduled and if MEI's inability to staff is related to neither sudden sickness, disability or death, MEI will pay WH $500/missed shift (upon receipt of an invoice from WH).

(3) In the event that MES may require short term assistance in staffing a shift, MEI may provide assistance in providing a physician replacement. MEI will not be bound by the same non-delivery clause mentioned in section 2.

(4) The MEI schedule applying to MEI ER physician staffing will be completed on a monthly basis by MEI and provided to MES at least one week prior to the beginning of each staffing month.

(5) MEI physicians are expected to provide supervision to PG-1 residents and clinical clerks working in the Emergency Department.

(6) MEI physicians are obligated to abide by any rules or regulations, bylaws, policies or procedures adopted by WH at all times and will be granted privileges in accordance with the said bylaws. MEI shall ensure that all MEI physicians shall meet the credentials as set out in WH bylaws and will make the credentialling file available to WH within sufficient time to enable WH to review these credentials. This process will include:

         (a)  CVs for all staff (evidencing current ER experience)
         (b) An opportunity for Dr. Campbell to interview proposed MEI physicians (as applicable)
         (c)  Completed WH application forms

(7) The MEI emergency physician is not required to provide ward coverage outside of the Emergency Department. MEI physicians are intended to work in the ER only and are not to be redirected by WH/MES to other areas without the written consent of MEI. Service to the ER remains the primary intent of this contract.

(8) MEI will carry a company errors & omissions insurance policy of Ten Million ($10,000,000) Dollars. This MEI insurance policy provides coverage for the

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     actions of MEI administrative support staff in providing qualified MEI physicians to fill pre scheduled shifts.

(9) Since MEI physicians work under self-employed status with MEI, each physician providing direct delivery of patient care is responsible to carry the appropriate level of CMPA liability insurance.

(10) All MEI physicians will have ACLS and ATLS qualifications in order to work in the Emergency Department.

(11) MEI agrees to indemnify and save harmless MES and WH from any and all loss, action, causes of action, claims and demands which either of them may suffer by reason of any damage, loss or injury, to person or property, arising from the implementation of the terms and provisions of this agreement and the failure by MEI to comply with any of the responsibilities assigned to MEI under this agreement.

(12) MEI will inform all other parties regarding communication with Ministry official, media or other groups referring to this agreement on a timely fashion prior to public disclosure. MEI will not mention this arrangement or provide any information with any person, hospital or other organization or utilize this information in any external marketing information without the prior approval of WH.

(13) MEI will not directly or indirectly offer employment to or contract with any MES provided physicians (or former MES physicians) unless the physician has not performed services on behalf of MES for a period of one year in the WH Emergency Department. This clause may be waived upon written pre-approval from WH or MES, approval of which will not be unreasonably withheld.

(14) MEI physicians shall not be employees of the Wellesley Hospital for any purpose.


                                      SECTION B
                  CONDITIONS APPLYING TO EMERGENCY MEDICAL SERVICES

(1) The director of Emergency Services will be responsible to schedule all non-MEI physicians and provide MEI with a schedule of open un-booked shifts at least 15 days prior to each month of desired coverage. There will be a fair & equitable distribution of day, night, weekday and weekend shifts between MEI and MES based on the usual staffing rotation of physicians now in practise.

(2) The Director of Emergency Services will remain primarily responsible for addressing on-site issues.

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(3) ER procedural changes impacting MEI physicians in the ER will be discussed with MEI (where possible) at least 2 weeks prior to planned implementation.

(4) MES agrees to pay MEI physicians at the going rate paid to WH emergency physicians ($80/hr). If the going rate increases at any time during this agreement, the rate paid to MEI physicians will also be increased accordingly. MES will pay MEI physicians directly for service provided to the WH Emergency Department, with payment on the same payment cycle and frequency as regular WH ER physicians.

(5) MES agrees to indemnify and save harmless MEI and WH from any and all loss, action, causes of action, claims and demands which either of them may suffer by reason of any damage, loss or injury, to person or property, arising from the implementation of the terms and provisions of this agreement and the failure by MES to comply with any of the responsibilities assigned to MES under this agreement.

(6) MES will inform all other parties regarding communication with Ministry official, media or other groups referring to this agreement on a timely fashion prior to public disclosure.

(7) MES will not directly or indirectly offer employment to or contract with any MEI provided physicians (or former MEI physicians) unless the physician has not performed services on behalf of MEI for a period of one year in any MEI facility. This clause may be waived upon written pre-approval from MEI, approval of which will not be unreasonably withheld.

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                                      SECTION C
                      CONDITIONS APPLYING TO WELLESLEY HOSPITAL

(1) WH will provide a monthly payment to MEI based on the following graduated payment system. All administrative payments will be directed to the MEI administrative office based in London, Ontario.

    (a)  Monthly deposit for 10 or less shifts/month paid on these dates;
         March 21st     = $3,000 + GST April 1st = $3,000 + GST
         May 1st        = $3,000 + GST June 1st  = $3,000 + GST

    (b) Based on the number of shifts worked, MEI will issue a secondary invoice within 1 week following each month of coverage. Payment of this additional invoice will be issued within 2 weeks of receipt of a MEI invoice.

11-20 Shifts/month                an additional $2,000 + GST above the deposit
                                  paid in section A.
Greater than 20 shifts/month      a.   an additional $2,000 + GST above the
                                       deposit paid in Section A, and
                                  b.   an additional $150 + GST for each
                                       additional shift worked above 20
                                       shifts/month

(2) WH acknowledges that MEI represents the physicians group servicing the Emergency Department (ER). All discussions relating to the conditions of the engagement shall be directed to MEI rather that the physicians either individually or as a group.

(3) ER procedural changes impacting MEI physicians in the ER will be discussed with MEI (where possible) at least 2 weeks prior to planned implementation.

(4) WH will be consulted in the formulation and implementation of all MEI strategy which could affect present/future patient volumes at WH.

(5) WH agrees to indemnify and save harmless MEI and MES from any and all loss, action, causes of action, claims and demands which either of them may suffer by reason of any damage, loss or injury, to person or property, arising from the implementation of the terms and provisions of this agreement and the failure by WH to comply with any of the responsibilities assigned to WH under this agreement.

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(6) WH will inform all other parties regarding communication with Ministry official, media or other groups referring to this agreement on a timely fashion prior to public disclosure.

(7) WH will not directly or indirectly offer employment to or contract with any MEI provided physicians (or former MEI physicians) unless the physician has not performed services on behalf of MEI for a period of one year in any MEI facility.

    This clause may be waived upon written pre-approval from MEI. This clause may be waived upon written pre-approval from MEI, approval of which will not be unreasonably withheld.